Exhibit 99.1
AUGUST 29, 2008

FOR IMMEDIATE RELEASE
Contact:  Randy J. Wiley, Treasurer
Beacon Federal Bancorp, Inc.
Telephone: (315) 433-0111 Ext. 1550

BEACON FEDERAL BANCORP, INC. FANNIE MAE & FREDDIE MAC
PERPETUAL PREFERRED STOCK

EAST SYRACUSE, NEW YORK – August 29, 2008 – Beacon Federal Bancorp, Inc. (“Company”) reported today its approximately $6.8 million portfolio of Fannie Mae and Freddie Mac perpetual preferred stock were downgraded by Moody’s Investor Service on August 22, 2008 to “Baa3” from “A1.” The preferred stocks remain on review by Moody’s Investor Service for possible further downgrades. The market prices of these securities have decreased significantly since the end of the Company’s second quarter. Based on closing prices on August 26, 2008, the Company estimated that the market value of its portfolio of these preferred stocks has declined by $3.0 million since June 30, 2008 to a carrying value of $2.9 million. The precise amount of losses that may be incurred on these securities for the third quarter is difficult to determine, given the significant volatility in the market values of these securities.

At June 30, 2008, the Company classified these securities as other-than-temporarily impaired (“OTTI”), due to the extent and continuous duration of the unrealized losses that then existed with respect to these securities, the inability to forecast a full recovery of their adjusted carrying cost in future periods, and other factors concerning the issuers of the securities. As a result of this classification, the Company recognized cumulative OTTI expenses of $1.0 million through June 30, 2008.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.